Exhibit 99.1

Live Nation to Manage London’s Celebrated Wembley Arena	Page 1 of 2
FOR IMMEDIATE RELEASE

Contacts:
Faisel Durrani	Michele Clarke / Ray Yeung
Live Nation	Brainerd Communicators, Inc.
310 867-7000	(212) 986-6667
clarke@braincomm.com
yeung@braincomm.com
Live Nation to Manage London’s
Celebrated Wembley Arena
Live Entertainment Leader Inks 15-Year Deal to Run and Promote
Magnificently Restored and Iconic Venue
LOS ANGELES — January 25, 2006 — Live Nation (NYSE: LYV), a leading live content and distribution company, today announced a 15-year agreement to manage and promote the world famous Wembley Arena in London. Live Nation subsidiary, Hamsard, brokered the deal with developer Wembley London Limited, a subsidiary of Quintain Estates and Development PLC, and coincides with the Arena’s extensive $60 million refurbishment, restoring it to the pinnacle of venues. Wembley Arena will re-open in April 2006.
“Wembley Arena is one of the great icons of live entertainment,” said Michael Rapino, CEO of Live Nation. “We’re thrilled to add Wembley Arena to our roster of globally operated venues and know that we can continue to keep the brand of this magnificently restored venue in the highest light.”
Wembley Arena plays host to more than 200 international concerts and events each year many of which are promoted by Live Nation.
About Live Nation
Live Nation is a leading live content and distribution company focused on creating superior experiences for artists, performers, corporations and fans. Live Nation owns, operates or has booking rights for 150 venues worldwide and promoted or produced over 20,000 events in 2005. Live Nation is headquartered in Los Angeles, California. Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.” More information about Live Nation and its businesses is available at www.LiveNation.com.
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Live Nation to Manage London’s Celebrated Wembley Arena	Page 2 of 2
About Quintain
Quintain Estates and Development PLC is a leading property investment and development company specialising in strategic property acquisition, redevelopment and asset management across the UK. It is currently leading the regeneration of Wembley, with permission for a £1.3bn transformation of the land surrounding Wembley stadium. With Partners Lend Lease, Quintain is also leading the £5bn regeneration of the Greenwich Peninsula. The company is listed in the FTSE 250. www.quintain-estates.com